Exhibit 99.1

Orion Energy Systems, Inc. Announces Fiscal 2012 Fourth Quarter and Full-Year Results

Achieves record revenue of over $100 million in Fiscal 2012

MANITOWOC, Wis. — June 7, 2012 (BUSINESS WIRE) Orion Energy Systems, Inc. (NYSE MKT: OESX), a leading power technology enterprise, announced today financial results for its re-stated full fiscal-year ended March 31, 2011, full fiscal-year ended March 31, 2012 and its fiscal 2012 fourth quarter.

Neal Verfuerth, Chief Executive Officer of Orion commented, “We are pleased to report a record level of revenue and backlog for fiscal 2012. Crossing $100 million in revenue is a significant inflection point for the Company. Assuming that the overall economy continues to rebound and that electricity prices remain the same or rise, we are well positioned to scale our revenues’ with our core organization and infrastructure that we’ve invested in over the last 5 years. As a result of these strategic investments, we expect that annual revenue of $250 million can be achieved by 2017.”

Restated Fiscal Year 2011

As previously disclosed, the Company has restated its previously issued consolidated financial statements for fiscal year 2011 to account for revenue from its sales of solar photovoltaic, or PV, systems using the percentage-of-completion method rather than based upon multiple deliverable elements.

Under the Company’s prior method of accounting for sales of PV systems, revenue was recognized in two stages (i) when the title to the products had been transferred and (ii) when the service installation was complete. On February 1, 2012, the Company concluded that generally accepted accounting principles, or GAAP, required that revenue from sales of solar PV systems be recognized under the percentage-of-completion method. The percentage-of-completion method, however, recognizes revenue over the life of the project. The percentage-of-completion method requires revenue from the delivery of products to be deferred and the cost of such products to be capitalized as a deferred cost and current asset on the balance sheet. The percentage-of-completion method requires periodic evaluations of the progress of the installation of the solar photovoltaic systems using actual costs incurred over total estimated costs to complete a project and requires immediate recognition of any losses that are identified on such contracts. Incurred costs include all direct materials, costs for solar modules, labor, subcontractor costs, and those indirect costs related to contract performance, such as indirect labor, supplies, and tools. The difference between the percentage-of-completion method and the multiple deliverable elements method is a question of timing of revenue recognition.

Generally, for the Company’s 2011 fiscal year ended March 31, 2011, this change in accounting treatment and financial statement restatements has resulted in:

•	No impact to the Company’s cash, cash equivalents, short-term investments or overall cash flow;

•	A decrease in the Company’s revenue of $10.5 million for its full fiscal year 2011;

•	A decrease in the Company’s net income of $0.9 million and a decrease in its fully diluted earnings per share of $0.04 for its full fiscal year 2011; and

•

An increase in the Company’s current assets of $6.4 million, an increase in the Company’s total assets of $6.7 million, an increase in the Company’s current liabilities of $8.2 million and a decrease in the Company’s total shareholders’ equity of $1.5 million for its fiscal year 2011.

In addition to the impact of the accounting treatment change for solar PV sales described above, the re-audit of fiscal 2011 resulted in the following additional changes:

•

An increase in the Company’s revenue of $0.1 million due to adjustments for returns reserves and other net revenue adjustments which increased its net income $0.1 million and its fully diluted earnings per share $0.01;

•	A decrease in the Company’s net income of $0.5 million due to adjustments for bad debt reserves, inventory reserves and insurance reserves which decreased its fully diluted earnings per share $0.03;

•

An increase in long-term assets of $13.2 million and a decrease in current assets of $13.2 million as a result of a reclassification of current inventory to long-term inventory related to the Company’s investment in wireless control products; and

•

An increase in the Company’s net cash flows from operating activities due to an increase in its depreciation expense of $0.4 million and an increase in its change in prepaid and other assets of $0.2 million. A decrease in the Company’s net cash flow used in investing activities due to a decrease in its capital expenditures of $0.6 million.

The full impact of all changes as described above was as follows:

•	No impact to the Company’s cash, cash equivalents, short-term investments or overall cash flow;

•	A decrease in the Company’s revenue of $10.4 million (11%) for its full fiscal year 2011;

•	A decrease in the Company’s net income of $1.3 million (81%) and a decrease in its fully diluted earnings per share of $0.06 (86%) for its fiscal year 2011;

•

A decrease in the Company’s current assets of $8.9 million (12%), an increase in the Company’s total assets of $6.1 million (5%), an increase in the Company’s current liabilities of $8.0 million (49%) and a decrease in the Company’s total shareholders’ equity of $1.9 million (2%) for its fiscal year 2011; and

•

A decrease in the Company’s net cash used in operating activities of $0.1 million (1%), a decrease in its net cash used in investing activities of $0.6 million (11%) and a decrease in its net cash provided by financing activities of $0.7 million (26%) for its fiscal year 2011.

Full Fiscal Year 2012

For the full fiscal year 2012, revenues were $100.6 million, an increase of 23% compared to $82.0 million for fiscal year 2011. For fiscal year 2012, contracted revenue was $122.6 million, an 18% increase compared to $103.9 million for fiscal year 2011.

Total backlog at the end of the fourth quarter of fiscal 2012 was $41.4 million, which included $36.1 million of solar photovoltaic (PV) system orders, compared to $21.2 million, which included $17.0 million of solar PV orders at the end of the fourth quarter of fiscal 2011 and $50.6 million, which included $44.4 million of solar PV orders at the end of the third quarter of fiscal 2012. For the fourth quarter of fiscal 2012, “contracted revenue” was $12.6 million, which was net of a $4.3 million reduction during the quarter related to change orders received for solar PV systems where the customer assumed responsibility for the direct procurement of the solar panels. Contracted revenue is explained in more detail below.

For fiscal year 2012, the Company reported net income of $0.5 million, or $0.02 per fully diluted share. For fiscal year 2011, net income was $0.3 million, or $0.01 per fully diluted share and included the favorable one-time tax benefit of $0.6 million, or $0.03 per fully diluted share.

Fourth Quarter of Fiscal 2012

For the fourth quarter of fiscal 2012, the Company reported revenues of $21.5 million, a 16% decrease compared to $25.6 million for the fourth quarter of fiscal 2011.

For the fourth quarter of fiscal 2012, the Company reported a net loss of $157,000, or $(0.01) per share. For the fourth quarter of fiscal 2011, the Company’s net income was $0.5 million, or $0.02 per share, which included a favorable one-time tax benefit of $0.6 million, or $0.03 per share, from the conversion of incentive stock options to non-qualified stock options.

Cash, Debt and Liquidity Position

Orion had $23.0 million in cash and cash equivalents and $1.0 million in short-term investments as of March 31, 2012, compared to $11.6 million and $1.0 million, respectively, at March 31, 2011. Total short and long-term debt was $9.5 million as of March 31, 2012, compared to $5.4 million as of March 31, 2011. There were no borrowings outstanding under the Company’s revolving credit facility as of March 31, 2012, which has an availability of $13.3 million.

Key Business Highlights

During the fourth quarter of fiscal 2012:

•

Orion increased the number of facilities retrofitted with its energy management technologies to 7,986 as of the end of the fourth quarter fiscal 2012 (compared to 7,673 as of the end of the third quarter of fiscal 2012), representing 1.2 billion square feet of installed facilities.

•

Total Megawatts, or MWs, under contract from solar projects remained at 24.0 MWs, the same as MWs under contract as of the end of the third quarter of fiscal 2012. The Company attributes the reduced contract activity in the fiscal 2012 fourth quarter to accelerated buying decisions occurring during the fiscal 2012 third quarter as customers took advantage of tax benefits that expired at the end of calendar 2011.

•	The Company borrowed $1.4 million against its Orion Throughput Agreement, or OTA, credit facility with J.P Morgan Chase Bank N.A. for the purpose of funding internally-held OTA contracts.

•

The Company repurchased 180,000 shares of its common stock at an average price per share of approximately $2.56. For the full fiscal 2012 year, the Company has repurchased 278,300 shares of its common stock at an average price per share of $2.66.

Long-term Outlook

In keeping with the Company’s long-term initiatives, it has elected to shift its guidance to a longer-term horizon from its previous annual timeframe. The Company expects to achieve $250 million in annual revenues by fiscal 2017.

Historically, Orion has tended to experience revenue in the first quarter that represents the lowest or second-lowest quarterly revenue amount within any given fiscal year. Also, on a historical basis, the Company tends to experience a sequential decline in revenue during the first quarter of a fiscal year relative to the fourth quarter of the prior fiscal year.

The above information is based on the Company’s current expectations. These statements are forward-looking and actual results may differ materially. The Company assumes no obligation to publicly update or revise its outlook. Investors are reminded that actual results may differ, and may differ materially, from these estimates for the reasons described below under the caption “Safe Harbor Statement” and in the Company’s filings with the Securities and Exchange Commission.

Supplemental Information

In conjunction with this press release, Orion has posted supplemental information on its website which further discusses the financial performance of the Company for the three and twelve months ended March 31, 2012. The purpose of the supplemental information is to provide further discussion and analysis of the Company’s financial results for the fourth quarter and fiscal year ended 2012. The supplemental information can be found in the Investor Relations section of Orion’s Web site at http://investor.oriones.com/events.cfm.

Conference Call

Orion will host a conference call on Thursday, June 7, 2012 at 5:00 p.m. Eastern (4:00 p.m. Central/2:00 p.m. Pacific) to discuss details regarding its fiscal 2012 fourth quarter and fiscal year 2012 performance. Domestic callers may access the earnings conference call by dialing 877-754-5294 (international callers, dial 678-894-3013). Investors and other interested parties may also go to the Investor Relations section of Orion’s Web site at http://investor.oriones.com/events.cfm for a live webcast of the conference call. To ensure a timely connection, it is recommended that users register at least 15 minutes prior to the webcast.

Definition of Contracted Revenues

The Company defines contracted revenues, which is a financial measurement not recognized under GAAP, as expected future revenue from firm customer purchase orders received, including both purchase orders payable immediately in cash and for potential future revenues expected to be realized under firm OTAs and solar Power Purchase Agreements, or PPAs. For OTA and cash contracted revenues for sales of its energy management systems, the Company generally expects that it will begin to recognize GAAP revenue under the terms of the agreements within 90 days from the firm contract date. For cash contracted revenues for sales of solar PV systems and for PPA contracted revenue, the Company generally expects that it will recognize GAAP revenue within 180 days from the firm contract. The Company believes that total contracted revenues are a key financial metric for evaluating and measuring the Company’s performance because the measure is an indicator of the Company’s success in its customers’ adoption and acceptance of the Company’s energy products and services as it measures firm contracted revenue value, regardless of the contract’s cash or deferred financing structure and the GAAP revenue recognition treatment.

Included below is a reconciliation of contracted revenues to revenues recognized under GAAP for the fiscal 2012 fourth quarter and fiscal year-to-date period ended March 31, 2012 (in millions).

	Three months ended March 31, 2012	Twelve months ended March 31, 2012
Total contracted revenues	$12.6	$122.6
Change in backlog (1)	4.9	(24.5)
Solar PV change orders (2)	4.3	4.3
PPA GAAP revenue recognized (3)	0.1	0.6
Other miscellaneous	(0.4)	(2.4)

Revenue – GAAP basis	$21.5	$100.6

(1)	Change in backlog reflects the (increase) or decrease in cash orders at the end of the respective period where product delivery or service performance has not yet occurred. GAAP revenue will be recognized when the performance conditions have been satisfied.
(2)	Reflects the decrease in contracted revenue related to customer change orders received for solar PV systems where the customer subsequently elected to purchase solar panels directly.
(3)	Reflects GAAP revenue recognized on solar Power Purchase Agreements contracted in prior fiscal years.

Use of Non-GAAP Financial Measures

The Company reports all financial information required in accordance with GAAP and also provides certain non-GAAP financial measures. A non-GAAP financial measure refers to a numerical measure of the Company’s historical or future financial performance, financial position or cash flows that includes (or excludes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s financial statements. The Company presents these non-GAAP financial measures as a complement to results provided in accordance with GAAP because management believes that these non-GAAP financial measures help reflect underlying trends in the Company’s business and are important in comparing current results with prior period results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for revenue prepared in accordance with GAAP.

The Company’s management uses the foregoing non-GAAP financial measurement to evaluate its ongoing operations and for internal planning, budgeting, forecasting and business management purposes. A schedule that reconciles the Company’s GAAP and non-GAAP financial measures is included with this release. Investors are encouraged to review this reconciliation to ensure that they have a thorough understanding of the reported non-GAAP financial measures and their most directly comparable GAAP financial measures.

In the Company’s earnings releases, conference calls, slide presentations and/or webcasts, it may use or discuss non-GAAP financial measures as defined by SEC Regulation G. The GAAP financial measure most directly comparable to each non-GAAP financial measure used or discussed and a reconciliation of the differences between each non-GAAP financial measure and the comparable GAAP financial measure are included in this press release after the condensed consolidated financial statements.

About Orion Energy Systems

Orion Energy Systems, Inc. (NYSE MKT: OESX) is a leading power technology enterprise that designs, manufactures and deploys energy management systems – consisting primarily of high-performance, energy efficient lighting platforms, intelligent wireless control systems and direct renewable solar technology for commercial and industrial customers – without compromising their quantity or quality of light. Since December 2001, Orion’s technology has benefitted its customers and the environment by reducing its customer’s:

•	Energy demand by 724,135 kilowatts, or 20.6 billion kilowatt-hours;

•	Energy costs by $1.6 billion; and

•	Indirect carbon dioxide emission by 13.7 million tons.

Safe Harbor Statement

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe the Company’s financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) deterioration of market conditions, including customer capital expenditure budgets; (ii) the Company’s ability to compete and execute its growth strategy in a highly competitive market and its ability to respond successfully to market competition; (iii) increasing duration of customer sales cycles; (iv) the market acceptance of the Company’s products and services, including increasing customer preference to purchase its products through its Orion Throughput Agreements, or OTAs, rather than through cash purchases; (v) the Company’s ability to effectively manage the credit risk associated with its increasing reliance on OTA contracts; (vi) price fluctuations, shortages or interruptions of component supplies and raw materials used to manufacture its products; (vii) loss of one or more key employees, customers or suppliers, including key contacts at such customers; (viii) the Company’s ability to effectively manage its product inventory to provide its products to customers on a timely basis; (ix) the increasing relative volume of the Company’s product sales through its wholesale channel; (x) a reduction in the price of electricity; (xi) the cost to comply with, and the effects of, any current and future government regulations, laws and policies; (xii) increased competition from government subsidies and utility incentive programs; (xiii) dependence on customers’ capital budgets for sales of products and services; (xiv) the Company’s development of, and participation in, new product and technology offerings or applications; the availability of additional debt financing and/or equity capital; (xv) legal proceedings; (xvi) potential warranty claims; and (xvii) changes based on the completion of the Company’s financial statement process, including the related fiscal year 2011 re-audit. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-

looking statements. The forward-looking statements made herein are made only as of the date of this press release and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.oesx.com in the Investor Relations section of the Company’s Web site.

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES

UNAUDITED PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2011	2012	2011	2012
Product revenue	$23,393	$19,036	$75,870	$90,782
Service revenue	2,170	2,424	6,167	9,780

Total revenue	25,563	21,460	82,037	100,562
Cost of product revenue	15,623	12,358	49,809	62,842
Cost of service revenue	1,498	1,966	4,589	7,682

Total cost of revenue	17,121	14,324	54,398	70,524

Gross profit	8,442	7,136	27,639	30,038
Operating expenses:
General and administrative	3,044	2,728	11,686	11,399
Sales and marketing	3,550	4,042	13,674	15,599
Research and development	536	747	2,333	2,518

Total operating expenses	7,130	7,517	27,693	29,516

Income (loss) from operations	1,312	(381)	(54)	522
Other income (expense):
Interest expense	(183)	(154)	(406)	(551)
(Loss) gain on sale of OTA contract receivables	(1,012)	2	(1,012)	32
Interest income	136	256	571	850

Total other income (expense)	(1,059)	104	(847)	331

Income (loss) before income tax	253	(277)	(901)	853
Income tax expense (benefit)	(266)	(120)	(1,242)	370

Net income (loss)	$519	$(157)	$341	$483

Basic net income (loss) per share	$0.02	$(0.01)	$0.02	$0.02
Weighted-average common shares outstanding	22,827,016	22,904,288	22,678,411	22,953,037
Diluted net income (loss) per share	$0.02	$(0.01)	$0.01	$0.02
Weighted-average common shares outstanding	23,332,133	22,904,288	23,198,063	23,386,525

The following amounts of stock-based compensation were recorded (in thousands):

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2011	2012	2011	2012
Cost of product revenue	$71	$75	$187	$189
General and administrative	142	108	560	548
Sales and marketing	146	110	523	501
Research and development	10	8	31	29

Total	$369	$301	$1,301	$1,267

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES

UNAUDITED PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2011	March 31, 2012
Assets
Cash and cash equivalents	$11,560	$23,011
Short-term investments	1,011	1,016
Accounts receivable, net of allowances of $757 and $947	23,401	19,167
Inventories, net	15,877	18,132
Deferred contract costs	9,589	2,193
Deferred tax assets	1,049	1,549
Prepaid expenses and other current assets	1,727	2,174

Total current assets	64,214	67,242
Property and equipment, net	30,017	30,225
Patents and licenses, net	1,620	1,689
Long-term inventory	13,212	12,328
Long-term accounts receivable	7,251	7,555
Deferred tax assets	2,354	2,609
Other long-term assets	2,419	4,002

Total assets	$121,087	$125,650

Liabilities and Shareholders’ Equity
Accounts payable	$12,483	$14,300
Accrued expenses and other	2,184	3,018
Deferred revenue, current	8,427	2,614
Current maturities of long-term debt	1,137	2,791

Total current liabilities	24,231	22,723
Long-term debt, less current maturities	4,225	6,704
Deferred revenue, long-term	1,777	3,048
Other long-term liabilities	399	406

Total liabilities	30,632	32,881

Additional paid-in capital	124,132	126,753
Treasury stock	(31,708)	(32,470)
Shareholder notes receivable	(193)	(221)
Accumulated deficit	(1,776)	(1,293)

Total shareholders’ equity	90,455	92,769

Total liabilities and shareholders’ equity	$121,087	$125,650

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES

UNAUDITED PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Fiscal Year Ended March 31,
	2011	2012
Operating activities
Net income	$341	$483
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	3,270	4,236
Stock-based compensation expense	1,301	1,267
Deferred income tax benefit	(1,184)	(755)
Loss on sale of assets	1,025	133
Change in bad debt expense	375	190
Other	51	85
Changes in operating assets and liabilities:
Accounts receivable	(12,944)	3,740
Inventories	(3,098)	(1,371)
Prepaid expenses and other assets	(2,542)	(2,025)
Deferred contract costs	(8,036)	7,396
Deferred revenue	9,680	(4,542)
Accounts payable	4,722	1,817
Accrued expenses	(1,606)	841

Net cash (used in) provided by operating activities	(8,645)	11,495
Investing activities
Purchase of property and equipment	(2,611)	(4,324)
Purchase of property and equipment leased to customers under operating leases	(2,343)	(3)
Purchase of short-term investments	(11)	(5)
Additions to patents and licenses	(157)	(224)
Proceeds from disposal of equipment	1	24

Net cash used in investing activities	(5,121)	(4,532)
Financing activities
Proceeds from long-term debt	3,721	5,989
Proceeds from shareholder notes	3	56
Deferred financing costs and offering costs	(57)	(124)
Repurchase of common stock into treasury	—	(740)
Excess tax benefits from stock-based compensation	(132)	989
Payment of long-term debt	(2,077)	(1,856)
Proceeds from issuance of common stock	504	174

Net cash provided by financing activities	1,962	4,488

Net (decrease) increase in cash and cash equivalents	(11,804)	11,451
Cash and cash equivalents at beginning of period	23,364	11,560

Cash and cash equivalents at end of period	$11,560	$23,011

Investor Relations Contact

Scott Jensen

Chief Financial Officer

Orion Energy Systems

(920) 892-5454

sjensen@oriones.com